Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our Report dated March 17, 2008, accompanying the consolidated financial statements as of December 31, 2007 and 2006, and for the three years in the period ended December 31, 2007, included in the Annual Report of A.D.A.M., Inc., and subsidiaries on Form 10-K for the year ended December 31, 2007, which are included and incorporated by reference in this Registration Statement. We consent to the inclusion and incorporation by reference in the Registration Statement of the aforementioned Report.

/s/ Habif, Arogeti & Wynne, LLP (formerly Tauber & Balser, P.C.)

Atlanta, Georgia

February 27, 2009